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Exhibit 99.1


Mitchell Simmons                                       Laura Kraft
24/7 Media                                             Fleishman-Hillard
212-231-7916                                           213-489-8255
mitchell.simmons@247media.com                          kraftl@fleishman.com

FOR IMMEDIATE RELEASE:

                 24/7 MEDIA COMPLETES ACQUISITION OF EXACTIS.COM

         NEW YORK--JUNE 28, 2000--24/7 Media, Inc. (Nasdaq: TFSM), one of the largest global Internet media and technology companies, announced today that it has completed its previously announced acquisition of Exactis.com, Inc. Exactis.com is a leading provider of permission-based precision e-mail marketing and communications outsourcing solutions.

         At special meetings held in New York yesterday, stockholders of Exactis.com approved the merger and stockholders of 24/7 Media approved the issuance of 24/7 Media common stock in the transaction. Each shareholder of Exactis.com common stock will receive 0.60 shares of 24/7 Media common stock for each share of Exactis.com common stock. Under the terms of the agreement, 24/7 Media will issue approximately 8.2 million shares of common stock and will assume options and warrants exercisable for an additional 2.1 million shares of common stock. Shares of Exactis.com common stock ceased to be traded on the Nasdaq National Market at the close of business today.

         Exactis.com has become a wholly owned subsidiary of 24/7 Media and will operate under the 24/7 Media name.

         Tom Detmer, president and CEO of Exactis.com, said "the combined entity will have the broadest e-mail marketing and communications capabilities available today, addressing all elements of e-mail CRM: customer acquisition, retention and growth." He said Exactis.com customers would now have access to 24/7 Mail's opt-in email database, the industry's largest and fastest-growing database, as well as other 24/7 Media solutions and services, including Web and wireless ad serving.


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         "We're now able to offer our thousands of combined clients an end-to-end CRM solution that will help them acquire and retain new customers and grow existing ones using both e-mail and the World Wide Web," said David J. Moore, president and CEO of 24/7 Media. "Combining Exactis.com's highly scalable, precise e-mail delivery and advanced data mining with the massive global reach of the 24/7 Network and 24/7 Mail's 23 million permission-based e-mail addresses under management allows us to offer an unsurpassed breadth of solutions to e-marketers." The combined organization has more than 250 engineers on staff, Moore noted, evidencing its technology leadership.

         Exactis.com will maintain its operations in Denver, with no changes to client account management.

ABOUT 24/7 MEDIA, INC.

24/7 Media Inc. is a leading global provider of end-to-end interactive technology and marketing solutions and services for Web publishers, online advertisers, advertising agencies, e-marketers and e-commerce merchants. 24/7 Media provides a comprehensive suite of media and technology products and services that enable these client groups to attract and retain customers worldwide, and to reap the benefits of interactive and other electronic media. Our solutions include advertising and direct marketing sales, ad serving, promotions, email list management, email list brokerage, email delivery, data analysis, loyalty marketing and convergence solutions, all delivered from our industry-leading data and technology platforms. Our 24/7 Connect ad serving technology solutions are designed specifically for the demands and needs of advertisers and agencies, Web publishers and e-commerce merchants. Based in New York, 24/7 Media Inc. has offices in 51 cities in 28 countries. For more information, please visit www.247media.com.

FORWARD-LOOKING STATEMENTS

Certain statements herein are "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent 24/7 Media's current expectations and beliefs and are naturally subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein due to changes in economic, business, competitive and/or regulatory factors. More detailed information about those and other factors is set forth in 24/7 Media's 1999 Form 10-K and in all filings with the Securities and Exchange Commission made by 24/7 Media subsequent to the filing of the Form 10-K. 24/7 Media does not undertake to publicly update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.